Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162957, 333-142588, and 333-128304 on Form S-8 of our report dated March 2, 2011, relating to the consolidated financial statements and financial statement schedule of The Middleby Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC 805 “Business Combinations” on January 4, 2009), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 1, 2011.

DELOITTE & TOUCHE LLP
Chicago, Illinois
March 2, 2011